                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            PETROLEUM HEAT AND POWER CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                                 [LOGO]

                                                      April 30, 1998

Dear Shareholder:

    You are invited to attend the 1998 Annual Meeting to be held at 10:00 a.m., DST, on June 3, 1998 at Chase Manhattan Bank, Conference Room A, 11th Floor, 270 Park Avenue, New York, New York.

    The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other matters properly brought before the meeting.

    Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.

                                          Cordially,

                                                     [SIGNATURE]

                                          Irik P. Sevin
                                          Chairman of the Board

                     EVERY SHAREHOLDER'S VOTE IS IMPORTANT
                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                                YOUR PROXY FORM

                       PETROLEUM HEAT AND POWER CO., INC.

                         NOTICE OF 1998 ANNUAL MEETING
                                OF SHAREHOLDERS

                            ------------------------

                            10:00 A.M., JUNE 3, 1998
                              CHASE MANHATTAN BANK
                         CONFERENCE ROOM A, 11TH FLOOR
                                270 PARK AVENUE
                               NEW YORK, NEW YORK

                            ------------------------

                                                      April 30, 1998

To the Shareholders:

    Petroleum Heat and Power Co., Inc.'s 1998 Annual Meeting of Shareholders will be held at Chase Manhattan Bank, Conference Room A, 11th Floor, 270 Park Avenue, New York, New York, on Wednesday June 3, 1998, at 10:00 a.m., DST. Following a report on Petro's business operations, the Shareholders will vote on the following matters:

    1.  Electing Directors for the ensuing year;

    2. Considering and acting upon a proposal to ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year; and

    3.  Considering any other matter which may properly come before the meeting.

    Shareholders of record at the close of business on April 27, 1998 will be entitled to vote at the meeting and any adjournments.

                                          By Order of the Board of Directors

                                                 [SIGNATURE]

                                          Audrey L. Sevin
                                          Secretary

                                PROXY STATEMENT

                       PETROLEUM HEAT AND POWER CO., INC.

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Petroleum Heat and Power Co., Inc. for the 1998 Annual Meeting of Shareholders. This Proxy Statement and a proxy form are scheduled to be mailed to Shareholders beginning on April 30, 1998.

    You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A Shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election in writing of such revocation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    At the 1998 Annual Meeting, seven directors are to be elected to hold office until the 1999 Annual Meeting and until their successors have been elected and have qualified. The nominees, listed below with brief biographies, are all now Petro directors. The Board is not aware of any reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR PAUL BIDDELMAN, PHILLIP EAN COHEN, THOMAS J. EDELMAN, STEPHEN RUSSELL, AUDREY L. SEVIN, IRIK P. SEVIN AND WOLFGANG TRABER TO HOLD OFFICE UNTIL THE 1999 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES CONTRARY CHOICES.

INFORMATION RELATING TO NOMINEES FOR DIRECTORSHIPS

    PAUL BIDDELMAN, 52, has been a director of the Company since October 1994. Mr. Biddelman has been President of Hanseatic Corporation since December 1997, and its Treasurer and Senior Investment Officer from April 1992 to November 1997. Mr. Biddelman joined Hanseatic from Clements Taee Biddelman Incorporated, a merchant banking firm which he co-founded in 1991. From 1982 through 1990, he was a Managing Director in Corporate Finance at Drexel Burnham Lambert Incorporated. Mr. Biddelman also worked in corporate finance at Kuhn, Loeb & Co. from 1975 to 1979, and at Oppenheimer & Co. from 1979 to 1982. Mr. Biddelman is a director of Star Gas Corporation ("Star Gas"), Celadon Group, Inc., Electronic Retailing Systems International, Inc., Institution Technologies, Inc. and Premier Parks, Inc.

    PHILLIP EAN COHEN, 50, has been a director of Petro, Inc., a wholly-owned subsidiary of the Company, since January 1979 and of the Company since its organization in October 1983. Since 1985, Mr. Cohen has been Chairman of Morgan Schiff & Co., Inc., an investment banking firm.

    THOMAS J. EDELMAN, 47, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Edelman has been the Chairman and Chief Executive Officer of Patina Oil & Gas Corporation since its formation in May 1996. Mr. Edelman also serves as the Chairman of Lomak Petroleum, Inc. He co-founded Snyder Oil Corporation and was its President and a Director from 1981 through February 1997. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman serves as a director of Paradise Music & Entertainment, Inc., Weatherford Enterra, Inc., Star Gas and serves as a trustee of The Hotchkiss School.

    STEPHEN RUSSELL, 57, has been a director of the Company since July 1996. He has been Chairman of the Board and Chief Executive Officer of Celadon Group Inc., an international transportation company, since its inception in July 1986. Mr. Russell has been a member of the Board of Advisors of the Johnson Graduate School of Management, Cornell University since 1983.

    AUDREY L. SEVIN, 72, has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a director and Secretary of Star Gas. Mrs. Sevin is a graduate of New York University (B.S.).

    IRIK P. SEVIN, 50, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Sevin has been President of Petro, Inc. since November 1979. Mr. Sevin has been Chief Executive Officer and Chairman of the Board of the Company since January 1993 and was President of the Company from 1983 until January 1997. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is Chairman of the Board of Star Gas. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

    WOLFGANG TRABER, 54, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October of 1983. Mr. Traber is Chairman of the Board of Hanseatic Corporation. Mr. Traber is a director of Star Gas, Deltec Asset Management Corporation, Blue Ridge Real Estate Company, Hellespont Tankers Ltd. and M.M. Warburg & Co.

    Audrey Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

    The table below sets forth as of March 17, 1998 the number of shares beneficially owned by each director and each of the five most highly compensated executive officers of the Company, each beneficial owner of, or institutional investment manager exercising investment discretion with respect to, 5% or more of the outstanding shares of capital stock, and all directors and officers as a group, and the respective percentage ownership of the outstanding Class A Common Stock and Class C Common Stock held by each such holder and group:

                                                                    NUMBER OF SHARES(1)          PERCENT OF TOTAL
                                                                 --------------------------     -------------------
NAME                                                              CLASS A        CLASS C         CLASS A    CLASS C
---------------------------------------------------------------  ---------     ------------     ---------   -------
Wolfgang Traber (3)............................................  1,777,279(4)       606,472(5)      7.42%    23.35%
Paul Biddelman (3).............................................  1,779,665(4)       597,434(5)      7.43     23.00
Hubertus Langen (6)............................................    731,473          606,472(5)      3.05     23.35
Audrey L. Sevin (7)............................................  1,876,863          477,716         7.84     18.39
Schneider Capital Management (8)...............................  4,388,920          --             18.32      --
Richard O'Connell (9)..........................................  1,128,745          302,461         4.71     11.64
Irik P. Sevin (7)(10)..........................................    912,438          219,641         3.78      8.40
Frank Russell Company (11).....................................  2,180,221          --              9.10      --
Barcel Corporation (12)........................................    616,626          151,231         2.57      5.82
Thomas J. Edelman (7)..........................................    653,312(13)      129,019         2.73      4.97
Phillip Ean Cohen (7)..........................................    679,262          113,423         2.84      4.37
George Leibowitz (7)(14).......................................     45,000          --              (15)      --
C. Justin McCarthy (7)(14).....................................     14,000          --              (15)      --
Vincent De Palma (7)(16).......................................     11,000          --              (15)      --
William G. Powers (7)..........................................     --              --             --         --
Stephen Russell (7)............................................     --              --             --         --
All officers and directors as a group
  (16 persons) (17)............................................  5,995,043        1,546,271        24.76%    59.12%


                                                                 PERCENT OF TOTAL
NAME                                                             VOTING POWER(2)
---------------------------------------------------------------  ----------------
Wolfgang Traber (3)............................................       15.71%
Paul Biddelman (3).............................................       15.53
Hubertus Langen (6)............................................       13.61
Audrey L. Sevin (7)............................................       13.33
Schneider Capital Management (8)...............................        8.79
Richard O'Connell (9)..........................................        8.32
Irik P. Sevin (7)(10)..........................................        6.18
Frank Russell Company (11).....................................        4.37
Barcel Corporation (12)........................................        4.26
Thomas J. Edelman (7)..........................................        3.89
Phillip Ean Cohen (7)..........................................        3.63
George Leibowitz (7)(14).......................................      --
C. Justin McCarthy (7)(14).....................................      --
Vincent De Palma (7)(16).......................................      --
William G. Powers (7)..........................................      --
Stephen Russell (7)............................................      --
All officers and directors as a group
  (16 persons) (17)............................................       42.60%

------------------------------

 (1) For purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after March 17 1998. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after March 17 1998 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

 (2) Total voting power means the total voting power of all shares of Class A Common Stock and Class C Common Stock. This column reflects the percentage of total voting power represented by all shares of Class A Common Stock and Class C Common Stock held by the named persons.

 (3) The address of such person is 450 Park Avenue, New York, NY 10022.

 (4) Includes 1,777,279 shares held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners, LLC, a Delaware limited liability company in which the sole managing member is Hanseatic Corporation, a New York corporation ("Hanseatic"). Messrs. Traber and Biddelman are executive officers of Hanseatic and Mr. Traber holds in excess of a majority of the shares of capital stock of Hanseatic.

 (5) Includes 298,717 shares owned by each of Hanseatic and Tortosa Vermogensverwaltungsgesellschaft mbH ("Tortosa"), a German corporation owned and controlled by Mr. Langen, and as to which Hanseatic and Tortosa each hold shared voting power.

 (6) The address of such person is Heinrich-Vogl-Strasse 17, 81479, Munich, Germany.

 (7) The address of such person is c/o the Company at P.O. Box 1457, Stamford, CT 06904.

 (8) The address of this company is 460 E. Swedesford Road, Suite 1080, Wayne, Pennsylvania 19087-1801. Schneider Capital Management may be deemed to have beneficial ownership of 4,388,920 shares over which it has dispositive power and as to which it has sole voting power over 1,608,138 shares, the Frank Russell Company has sole voting power over 1,943,835 shares, and various other clients have voting power over the remaining 836,947 shares.

 (9) The address of such person is 31 rue de Bellechasse, 75007, Paris, France.

(10) Includes options to purchase 172,000 shares of Class A Common Stock and 18,000 shares of Class C Common Stock.

(11) The address of this company is 909 A Street, Tacoma, WA 98402. The Frank Russell Company is the parent company of a number of funds that hold Petroleum Heat and Power Co., Inc. Class A Common Stock, which according to a report on Schedule 13F for the period ended December 31, 1997 amounted to 2,180,221 shares over which it had sole voting power, including 1,943,835 shares as to which the Frank Russell Company shares beneficial ownership with Schneider Capital Management.

(12) The address of this company is c/o Trust Dept., Lloyds Bank International, King & George Streets, Nassau, Bahamas.

(13) Includes 76,000 shares of Class A Common Stock owned by Mr. Edelman's wife and trusts for the benefit of his minor children.

(14) Represents options to purchase shares of Class A Common Stock.

(15) Indicates less than 1%.

(16) Includes options to purchase 6,000 shares of Class A Common Stock.

(17) Includes 2,503 shares of Class A Common Stock and options to purchase 21,000 shares of Class A Common Stock respectively held by five officers who are not among the five most highly compensated executive officers of the Company.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1997, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

    Based upon the Shareholders' Agreement (defined below), all or some of the beneficial owners listed above may be deemed a "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

    Messrs. Paul Biddelman, Phillip Ean Cohen, Thomas J. Edelman, Irik P. Sevin, Wolfgang Traber and Mrs. Audrey L. Sevin are directors of the Company, and Messrs. Irik P. Sevin, William Powers, C. Justin McCarthy, Vincent De Palma, George Leibowitz, and Mrs. Audrey Sevin are officers of the Company.

SHAREHOLDERS' AGREEMENT

    Certain Shareholders of the Company have entered into a Shareholders' Agreement (the "Shareholders' Agreement") which provides that they will vote their shares to elect as directors of the Company up to five persons designated by a group consisting of Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Margot Gordon (the "Sevin Group") and three persons designated by certain other Shareholders party to the agreement (the "Traber Group"). Each group may designate its directors by action of the holders of a majority of the Common Stock held by that group. The by-laws of the Company provide for the election of not less than six and not more than 20 directors. The Board of Directors has fixed the number of directors at seven. Of the present directors, Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Paul Biddelman have been designated by the Sevin Group and Wolfgang Traber and Stephen Russell have been designated by the Traber Group. All such obligations to vote for directors shall lapse if Irik P. Sevin and/or Audrey L. Sevin no longer own, directly or indirectly, and/or have sole voting power over at least 51% of the shares of Class C Common Stock held by all members of the Sevin Group.

    The Shareholders' Agreement provides that the consideration per share which may be received by a holder of Class C Common Stock upon a sale of shares of Class C Common Stock may not exceed the average of the last reported sales prices per share of the Class A Common Stock for the 90 trading days preceding the date of such sale as reported on the Nasdaq National Market, and that any premium above such consideration will inure to the benefit of the Company. In addition, the Shareholders' Agreement provides that such provisions may not be modified without the consent of the holders of 80% of the issued and outstanding shares of Class A Common Stock. The Restated Articles of Incorporation of the Company provide that any transfer of a share of Class C Common Stock (i) to any person who is not a signatory to the Shareholders' Agreement or (ii) to any person after the date on which the Shareholders' Agreement is for any reason no longer in effect will automatically result in the conversion of such share into a share of Class A Common Stock.

    The Shareholders' Agreement (and the Company's Restated and Amended Articles of Incorporation) provides that certain actions may not be taken without the affirmative vote of a super-majority of 80% of the entire Board of Directors (irrespective of vacancies) including at least one director who has been designated by the Traber Group. These matters include (i) engaging in any business other than the fuel oil distribution business, (ii) the merger or consolidation of the Company with a non-subsidiary corporation, (iii) investment of Company funds other than in specified securities, (iv) the sale, lease, transfer or other disposition of a significant portion of the Company's assets in any fiscal year other than the sale of petroleum products in the ordinary course of business and those investments described in clause (iii) above, (v) the liquidation, dissolution or winding up of the business of the Company, (vi) payment of any compensation to directors, (vii) the incurrence of more than a specified level of long-term debt,

(viii) any issuance or repurchase of securities or any right or option to purchase Common Stock or any security convertible into capital stock, except in connection with the Company's dividend policy and (ix) the making of, or any commitment for, any capital expenditures or purchase of assets at more than specified levels. Action by Shareholders on matters involving the sale of all or substantially all the Company's assets, the Company's merger or consolidation (except the merger of a subsidiary into the Company), the liquidation or dissolution of the Company, or any amendment to the articles of incorporation does not require a super-majority vote of the directors; however, the parties to the Shareholders' Agreement have agreed to vote all of their Class C Common Stock against any proposal for such items unless approved by a vote of at least 85% of the Class C Common Stock.

MEETINGS AND COMPENSATION OF DIRECTORS

    During fiscal 1997, the Board of Directors met seven times. Paul Biddelman and Irik P. Sevin attended all meetings; Audrey Sevin attended all meetings except one; Phillip Ean Cohen, Thomas J. Edelman, Stephen Russell and Wolfgang Traber attended all meetings except two; and Richard O'Connell attended all meetings except three. The Company pays each of its directors other than Irik P. Sevin an annual fee of $12,000. Directors are elected annually and serve until the next annual meeting of Shareholders or until their successors are elected and qualified. The Shareholders' Agreement governs matters relating to the nomination of and voting for directors by the Shareholders who are party thereto. Though the Company does not pay any other direct or indirect compensation to directors in their capacity as such, it has entered into certain transactions with certain of the directors. See "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has an Audit Committee and a Compensation Committee. The members of each committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the Annual Meeting of Shareholders and until their respective successors are elected.

    AUDIT COMMITTEE. The duties of the Audit Committee are to (i) recommend to the full Board the auditing firm to be selected each year as the Company's independent auditors, (ii) consult with the persons so chosen to be the independent auditors with regard to the plan of audit, (iii) review, in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, (iv) consult with the independent auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of the internal accounting and control procedures, (v) review the Company's financial condition and results of operations with management and the independent auditors and (vi) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence.

    The members of the Audit Committee are Phillip Ean Cohen and Paul Biddelman. Members of the Audit Committee may not be employees of the Company. The Audit Committee met in January and March of 1998. Both members of the Audit Committee were present at all meetings.

    COMPENSATION COMMITTEE. The duties of the Compensation Committee are (i) to determine the annual salary, bonus and other benefits, direct and indirect, of any and all named executive officers (as defined under Regulation S-K promulgated by the Securities and Exchange Commission), (ii) prepare an annual Report of the Compensation Committee for inclusion in the Company's Proxy Statement in accordance with the requirements of Schedule 14A of the Securities Exchange Act of 1934, as amended, (iii) to review and recommend to the full Board any and all matters related to benefit plans covering the foregoing officers and any other employees in the event such matters are appropriate for stockholder approval, and (iv) to administer the Company's 1994 Stock Option Plan as the Option Committee thereunder.

    The members of the Compensation Committee are Wolfgang Traber and Phillip Ean Cohen. The Compensation Committee met in March 1998. Both members of the Compensation Committee were present at the meeting. See "Report of the Compensation Committee of the Board of Directors."

CERTAIN TRANSACTIONS

    Set forth below is information concerning certain transactions between the Company and its Chairman and Chief Executive Officer and its other directors and affiliates.

SEVIN NOTE

    In October 1986, Irik P. Sevin purchased 161,313 shares of Class A Common Stock and 40,328 shares of Class C Common Stock (after giving retroactive effect to the exchange of Class C Common Stock for Class A Common Stock in July 1992) of the Company for $1,280,000 (the fair market value of such shares established by the Pricing Committee pursuant to the Shareholders' Agreement). Mr. Sevin paid for such shares by issuing a note (the "Sevin Note") to the Company in the amount of the purchase price. Mr. Sevin has agreed not to sell or otherwise transfer to a third party any of such shares until the Sevin Note is paid in full. The Sevin Note was amended annually to defer the payment of interest and to increase the amount of principal by the amount of interest deferred each year. As of December 31, 1995, the principal amount due on the Sevin Note would have been $1,751,468. In December 1995, Mr. Sevin agreed to pay the principal amount thereof in five equal annual installments of $328,012 together with interest at the LIBOR rate in effect for each month plus 0.75%. Payment may be made in cash or shares of Class A Common Stock valued at the greater of $6.3479 per share or the Current Market Price thereof (as defined). Mr. Sevin paid the first three installments in December 1995, 1996, and 1997 by delivering 59,078, 61,251, and 61,689 shares, respectively, to the Company for cancellation, thereby reducing the balance due under the Sevin Note to $656,020. In connection with the agreement to repay the Sevin Note, certain rights of Mr. Sevin to cause the Company to repurchase such shares at $6.3479 per share, and to grant him an option to purchase a like number of shares upon any such repurchase, were terminated.

REAL ESTATE TRANSACTIONS

    The Company had leased its Westbury, New York facility from a limited partnership consisting of Thomas J. Edelman, Phillip Ean Cohen, Wolfgang Traber, Richard O'Connell and two individuals who are shareholders of the Company, as limited partners, and two corporate general partners owned by Irik P. Sevin and Audrey L. Sevin, respectively. In the fourth quarter of 1997, the facility was sold to an independent third party. Pursuant to a lease agreement which was based on the property's independently appraised fair market value, the partnership had leased the facility to the Company for a base rent of $75,000 plus taxes and escalations, and the purchaser of the property continues to lease the property to the Company under the same terms.

    The Company had also leased its Astoria, New York facility from a limited partnership consisting of Thomas J. Edelman, Phillip Ean Cohen, Richard O'Connell, Wolfgang Traber and various other shareholders of the Company, as limited partners, and two corporate general partners owned by Irik P. Sevin and Audrey L. Sevin, respectively; for a base rent of $250,000 plus taxes and escalation, based upon an independent fair market rental evaluation. In the fourth quarter of 1997, this facility was sold and the lease terminated as part of the Company's New York Region consolidation.

STAR GAS TRANSACTIONS

    In December 1993, the Company purchased a 29.5% equity interest in Star Gas Corporation ("Star Gas") for $16.0 million and acquired options to purchase the remaining equity interest. In December 1994, the Company completed the acquisition of Star Gas for approximately $25.9 million by exercising its right to purchase the remaining outstanding common equity of Star Gas through the payment of $3.8 million in cash and the issuance of 2.5 million shares of the Company's Class A Common Stock. In November 1995, Star Gas Partners, L.P., a Delaware limited partnership ("Star Gas Partners" or the "Partnership"), and Star Gas organized Star Gas Propane, L.P., a Delaware limited partnership (the "Operating Partnership"). Star Gas is the general partner of both Star Gas Partners and the Operating Partnership. In December 1995, the Company transferred substantially all of its propane assets and liabilities to Star Gas, which then transferred substantially all of its assets and liabilities to the Operating Partnership in exchange for general and limited partner interests. In December 1995, Star Gas Partners completed its initial public offering of approximately 2.9 million common units of limited partner interests at a price of $22 per unit and, concurrently, Star Gas issued approximately $85.0 million in first mortgage notes to certain institutional investors.

    As a result of the foregoing transactions, Star Gas received a 46.5% equity interest in Star Gas Partners and the Company received net proceeds of $134.7 million, of which $72.6 million was used to repay $67.8 million in principal amount of long-term debt and $6.0 million was reserved to guarantee Star Gas Partners' minimum quarterly distribution. At December 31, 1997 these funds were no longer restricted at the Star Gas level and had been released to Petro since the quarterly guarantee provisions were fulfilled. Petro also received $5.5 million of minimum quarterly distributions from Star Gas Partners for the year ended December 31, 1997.

    In October 1997, Star Gas acquired the outstanding stock of an unaffiliated Ohio propane company ("1997 Star Gas Transaction") and subsequently transferred all of such assets to the Partnership for the assumption of $23 million of debt incurred by Star Gas in connection with this acquisition, a 0.00027% general partnership interest in the Partnership along with 148,000 Partnership common units. In connection with this transaction, Star Gas assumed all future income tax liabilities for this conveyance.

    At December 31, 1997 the Company had a 41.66% equity interest in the Partnership (which was reduced to 40.66% with the January 1998 sale of 63,000 common units) which is being accounted for by the equity method.

    Star Gas Partners and Star Gas will have extensive ongoing relationships with the Company and its affiliates. Affiliates of Star Gas, including the Company, will perform certain administrative services for the Partnership on behalf of Star Gas. Except for Irik P. Sevin who will receive an annual salary of $150,000 from Star Gas Partners (see Report of Compensation Committee of the Board of Directors), such affiliates will not receive a fee for such services, but will be reimbursed for all direct and indirect expenses incurred in connection therewith.

    Paul Biddelman, Thomas Edelman, Audrey L. Sevin, Irik P. Sevin and Wolfgang Traber are directors of both the Company and of Star Gas.

INDEMNIFICATION AGREEMENTS WITH DIRECTORS

    The Company has entered into Indemnification Agreements with each of its directors. The Agreements generally provide that the Company will indemnify the directors against certain liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Company to the fullest extent permitted by applicable law. The Agreements contain provisions implementing the director's rights thereunder with respect to, among other things: (i) indemnification of expenses to a party who is wholly or partly successful, (ii) indemnification of expenses of a witness, (iii) advancement of expenses, (iv) procedure for determination of entitlement to indemnification,
(v) certain presumptions, (vi) remedies of an indemnitee, (vii) subrogation,
(viii) establishment of a trust and the funding thereof by the Company, upon the indemnitee's request, in the event of Change in Control or Potential Change in Control (as defined therein), and (ix) contribution in the event indemnification may be unavailable.

REVIEW OF TRANSACTIONS BETWEEN THE COMPANY AND ITS AFFILIATES

    The Company's Board of Directors reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of the Company, which officers serve at the discretion of the Board of Directors:

    IRIK P. SEVIN, 50, has been a director of Petro, Inc., a wholly-owned subsidiary of the Company, since January 1979 and of the Company since its organization in October 1983. Mr. Sevin has been President of Petro, Inc. since November 1979. Mr. Sevin has been Chief Executive Officer and Chairman of the Board of the Company since January 1993 and was President of the Company from 1983 until January 1997. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is Chairman of the Board of Star Gas. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

    WILLIAM G. POWERS, JR., 44, has been President of Petro since December 1997. Mr. Powers was President of Star Gas from December 1993 through November 1997. Prior to joining Star Gas he was employed by the Company from 1984 to 1993 in various capacities, including Regional Operations manager and Vice President of Acquisitions, where he participated in over 90 acquisitions. From 1977 to 1983, he was employed by the Augsbury Corporation, a company engaged in the wholesale and retail distribution of fuel oil and gasoline throughout New York and New England and served as Vice President of Marketing and Operations. Mr. Powers is a graduate of the University of Notre Dame (B.A. 1975) and the University of Vermont Graduate School of Business (M.B.A. 1984).

    C. JUSTIN MCCARTHY, 53, has been Senior Vice President--Operations of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Prior to joining the Company, Mr. McCarthy was General Manager of the New York City operations for Whaleco Fuel Oil Company from 1976 to 1979 and was General Manager of the Long Island Division of Meenan Oil Co., Inc. from 1973 to 1976. Mr. McCarthy is a graduate of Boston College (B.B.A.) and the New York University Graduate School of Business Administration (M.B.A.).

    AUDREY L. SEVIN, 72, has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a director and Secretary of Star Gas. Mrs. Sevin is a graduate of New York University (B.S.).

    GEORGE LEIBOWITZ, 61, has been Treasurer since April 1997. From November 1992 to March 1997 he was Senior Vice President--Finance and Corporate Development of the Company. From 1985 to 1992, Mr. Leibowitz was the Chief Financial Officer of Slomin's Inc., a retail heating oil dealer. From 1984 to 1985, Mr. Leibowitz was the President of Lawrence Energy Corp., a consulting and oil trading company. From 1971 to 1984, Mr. Leibowitz was Vice President--Finance and Treasurer of Meenan Oil Co., Inc. Mr. Leibowitz is a Certified Public Accountant and a graduate of Columbia University (B.A.) and the Wharton Graduate Division, University of Pennsylvania (M.B.A.).

    VINCENT DE PALMA, 41, has been Vice President and General Manager--New York Region of the Company since March 1997. Prior thereto he was a divisional vice president and General Manager of the Long Island Region since April 1996. Prior to joining Petro, Mr. De Palma was a Principal with McKinsey & Company, Inc., which he joined in 1984. From 1979 until 1982, Mr. De Palma held various engineering positions with Exxon, USA. Mr. De Palma is a graduate of the Wharton School, University of Pennsylvania (M.B.A.) and Lafayette College (B.S.).

    JAMES J. BOTTIGLIERI, 42, has been Controller of the Company since 1994. He was Assistant Controller of the Company from 1985 to 1994 and was elected Vice President in December 1992. From 1978 to 1984, Mr. Bottiglieri was employed by a predecessor firm of KPMG Peat Marwick LLP, a public accounting firm. Mr. Bottiglieri graduated from Pace University with a degree in Business Administration in 1978 and has been a Certified Public Accountant since 1980.

    MATTHEW J. RYAN, 41, has been Vice President--Supply of the Company since December 1992. He was Manager of Supply and Distribution of the Company from 1990 to 1992 and has been employed by the Company since 1987. From 1974 to 1987, Mr. Ryan was employed by Whaleco Fuel Corp., a subsidiary of the Company which was acquired in 1987. Mr. Ryan graduated from St. Francis College with a degree in Accounting in 1983 (B.S.).

    ANGELO CATANIA, 48, has been Vice President and General Manager of the Mid-Atlantic Region since February 1998 and Vice President--Acquisitions of the Company from March 1996 to January 1998. From 1990 to 1996 he was the Company's Regional Operations Manager and Co-Director of Acquisitions. From 1984 to 1990 he was Chief Financial Officer and Vice President--Operations of Acme Oil Co., Inc., a retail heating oil dealer. From 1974 to 1984, Mr. Catania was Corporate Controller and Assistant Secretary of Meenan Oil Co., Inc., a retail heating oil dealer. Mr. Catania is a graduate of St. Francis College (B.S.) and St. Johns University (M.B.A.).

    PETER B. TERENZIO, JR., 41, joined the Company in June 1995 as Vice President--Human Resources and in December 1997 was given the added responsibility of overseeing risk management. Prior to joining the Company, Mr. Terenzio spent one year as the Vice President--Human Resources for Linens 'N Things and 11 years in various operational and human resources positions for Filene's Basement, including Senior Vice President, Human Resources and Distribution from 1990 to 1994. Mr. Terenzio served four years as a United States Army Officer. Mr. Terenzio is a graduate of Lehigh University (B.A.).

    Audrey L. Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid by the Company and its subsidiaries for services during fiscal 1995, 1996 and 1997 to each of the Company's five most highly compensated executive officers and former President and Chief Operating Officer:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                   ANNUAL COMPENSATION                      COMPENSATION
                                         ---------------------------------------      ------------------------
                                                                                      RESTRICTED
NAME AND                                                            OTHER ANNUAL        STOCK                         ALL OTHER
PRINCIPAL POSITION              YEAR      SALARY       BONUS        COMPENSATION        AWARDS         OPTIONS       COMPENSATION
------------------------------  ----     --------     --------      ------------      ----------       -------       ------------
Irik P. Sevin.................  1997     $387,500(1)  $  --           $ --             $ --              --            $ 9,600(2)
  Chairman and                  1996      350,000      339,000          --               --              --             --
  Chief Executive Officer       1995      350,000      443,000          --               --              --             --

William G. Powers.............  1997       20,833      450,000(3)       --               --              --             --
  President and
  Chief Operating Officer

C. Justin McCarthy............  1997      243,768        --            116,664(4)        --              --              9,600(2)
  Senior Vice President         1996      230,000       89,597          --               --            35,000(5)        13,391(6)
  Operations                    1995      225,000       26,000          --               --              --             13,391(6)

Vincent De Palma..............  1997      235,000       84,500          --               --              --              9,292(2)
  Vice President and            1996      166,500      109,871(8)       80,512(7)       171,875(9)     15,000(10)       --
  General Manager New York
  Region

George Leibowitz..............  1997      309,961(4)     --             --               --              --              9,600(2)
  Treasurer                     1996      225,000        --             --               --              --             --
                                1995      225,000       25,000          --               --              --             --
                                                                                                                        --

Thomas M. Isola...............  1997      247,500      106,600          --               --              --             92,100(11)
  Former President              1996      285,000      164,833          --               --              --             --
  and Chief Operating Officer   1995      285,000      123,000          25,452(12)       --              --             --

------------------------------

 (1) This amount includes one quarter ($37,500) of compensation paid by the Partnership (See "Report of Compensation Committee of the Board of Directors").

 (2) This amount represents the Company's contributions under its defined contribution retirement plan.

 (3) This amount represents a signing bonus of $450,000 in connection with the appointment of Mr. Powers as President and Chief Operating Officer effective as of December 1, 1997. Mr. Powers' current annual salary is $250,000 with a 40% bonus potential. Amounts do not include Mr. Powers' compensation while he was an officer of Star Gas .

 (4) This amount represents payments made pursuant to an employment contract. (See "Employment Contracts and Change of Control Arrangements" section of this document)

 (5) These options are exercisable to purchase shares of Class A Common Stock of the Company with a vesting period of 20% each year beginning March 21, 1997.

 (6) Other compensation consists of amounts paid in lieu of contributions under the Company's 401(k) plan in which Mr. McCarthy did not participate.

 (7) This amounts represent reimbursement by the Company for moving expenses in connection with Mr. De Palma's relocation to Long Island, New York at the Company's request, and the additional reimbursement to offset the tax effects of such payments.

 (8) This amount includes a signing bonus of $35,000.

 (9) In accordance to the employment agreement granting Mr. De Palma 25,000 restricted shares of the Company's Class A Common Stock, (See "Employment Contracts and Change of Control Arrangements" section of this document) 20% of such shares vest on each anniversary date after April 15, 1996. The market price of the Company's Class A Common Stock on April 15, 1996 was $6.875 per share. As of December 31, 1997, 5,000 restricted shares had vested, and the aggregate value of all 25,000 restricted shares using the December 31, 1997 closing price of $2.3125 per share, was $57,813.

 (10) These options are exercisable to purchase shares of Class A Common Stock of the Company with a vesting period of 20% each year beginning April 15, 1997.

 (11) As of September 30, 1997 the Company and Mr. Isola ended their employment relationship. This amount represents 3 months of severance payments paid pursuant to an employee separation agreement ($82,500) and the Company's contributions under its defined contribution retirement plan ($9,600).

 (12) This amount represents reimbursement by the Company for moving expenses incurred by Mr. Isola in connection with his relocation to Stamford, Connecticut at the Company's request.

    The following table presents the value of unexercised options held by the named executives at December 31, 1997:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                      NUMBER OF UNEXERCISED               VALUE OF
                                  OPTIONS AT DECEMBER 31, 1997     IN THE MONEY OPTIONS AT
NAME                            EXERCISABLE (E)/UNEXERCISABLE (U)   DECEMBER 31, 1997 (1)
------------------------------  ---------------------------------  -----------------------
Irik P. Sevin.................
  Class A Common Stock........          172,000 (E)/0 (U)
  Class C Common Stock........          18,000 (E)/0 (U)

C. Justin McCarthy............
  Class A Common Stock........        7,000 (E)/28,000 (U)

Vincent De Palma..............
  Class A Common Stock........        3,000 (E)/12,000 (U)

George Leibowitz..............
  Class A Common Stock........        45,000 (E)/5,000 (U)

------------------------

(1) Values are calculated by deducting the exercise price from the fair market value of the stock at December 31, 1997.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

    The Company granted no options during 1997 to the named executive officers.

    PENSION PLANS

    The Company maintained various retirement plans for substantially all non-union employees. The executive officers of the Company were eligible to participate in a qualified defined benefit pension plan (the "Pension Plan") which the Company maintained for its non-union employees until December 31, 1996, at which time the benefits covered under the plans were frozen.

    The Pension Plan covered non-union employees who completed one year of service. The Pension Plan generally provided to each participant who retires at age 65 an annual benefit equal to 1.25% of the participant's average annual compensation (defined as the average of such participant's highest five consecutive years earnings out of the prior 10 years before retirement) multiplied by the number of such participant's benefit years of service. A participant who has attained age 55 and has completed five years of service may retire early and receive an actuarial reduced benefit.

    For the purposes of the Pension Plan, the following are the benefit years of service through December 31, 1997 and the covered compensation for the calendar year ended December 31, 1996, the year that the plans were frozen, for each individual named in the preceding compensation table:

                                                                          BENEFIT       COVERED
NAME                                                                       YEARS     COMPENSATION
----------------------------------------------------------------------  -----------  -------------
Irik P. Sevin.........................................................          18    $   150,000
C. Justin McCarthy....................................................          18        150,000
George Leibowitz......................................................           4        150,000

    The following table shows estimated annual benefits which are not offset by Social Security or any other reductions, payable in the form of a straight life annuity under the Pension Plan to participants in the specified covered compensation and benefit years of service classifications who retire having reached their normal retirement dates.

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE
               ----------------------------------------------------------------
REMUNERATION     10       15          20          25          30          35
------------   -------  -------    --------    --------    --------    --------
  $100,000     $12,500  $18,750    $ 25,000    $ 31,250    $ 37,500    $ 43,750
   200,000*     25,000   37,500      50,000      62,500      75,000      87,500
   300,000*     37,500   56,250      75,000      93,750     112,500     131,250**
   400,000*     50,000   75,000     100,000     125,000**   150,000**   175,000**
   500,000*     62,500   93,750     125,000**   156,250**   187,500**   218,750**

------------------------

*   Exceeds Maximum Covered Compensation considered under the Plan of $150,000.

**  Exceeds Maximum Benefit Payable under the Plan of $120,000.

    The Company also maintained a non-qualified supplemental retirement plan (the "Supplemental Retirement Plan") which benefited 15 employees and retirees, including Irik P. Sevin, C. Justin McCarthy, and George Leibowitz.

    Effective December 31, 1996, the Company froze the benefits provided by the Pension Plan and the Supplemental Retirement Plan. Under the Pension Plan, as frozen, the projected normal retirement pension benefits of Messrs. Sevin, McCarthy, and Leibowitz are $5,150, $3,265, and $638, respectively. Under the Supplemental Retirement Plan, as frozen, Mr. Sevin's normal retirement benefit would not increase, Mr. McCarthy's normal retirement benefit would be increased by $1,764 per month, and Mr. Leibowitz's normal retirement benefit would be increased by $507 per month.

    Effective December 31, 1996, the Company adopted a defined contribution retirement savings plan, in which the Company's executive officers are eligible to participate. Under this plan, for the calendar year ended December 31, 1997 the Company contributed $9,600 each for Messrs. Sevin, McCarthy, and Leibowitz; and contributed $9,292 for Mr. Vincent De Palma.

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee is composed of two directors who are not executive officers of the Company. The authority of the Compensation Committee includes the determination of compensation for all executive officers named in the "Summary Compensation Table" above, and the administration of the Company's 1994 Stock Option Plan (the "Option Plan") and recommendations with respect to certain other employee benefit plans.

    The Compensation Committee's executive compensation philosophy is to assure competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. This philosophy is intended to apply to all Company management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Company's industry.

    The current executive compensation structure consists of base salary and annual incentive bonuses, as well as non-recurring recruitment bonuses. In addition, since 1994 the Company has maintained the Option Plan, under which, among others, key employees (including executive officers) may be granted options to acquire stock in the Company. The Company assesses compensation levels in comparison with those of competitors in the retail fuel oil industry. Since no competitor is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or otherwise publishes information concerning executive compensation, the Company largely derives its information from companies acquired in its acquisition program. In evaluating this information, the Committee takes into account the fact that such companies are generally substantially smaller than the Company with mature businesses that evidence little or no growth.

    With respect to the Chief Executive Officer (who also serves as Chief Financial Officer), the Compensation Committee also considers compensation due to Mr. Sevin's substantial expertise in and contribution to the Company in the fields of acquisitions and corporate finance. Under Mr. Sevin's leadership, the Company has successfully maintained an active acquisition program. To finance this expansion, Mr. Sevin, in his capacity as Chief Financial Officer, has been instrumental in the Company's successful completion of five public and three private debt offerings, two private and four public equity offerings, the completion of the initial public offering of Star Gas Partners, L.P., a limited partnership whose general partner is Star Gas Corporation, a wholly-owned subsidiary of the Company, and the financings and other transactions completed in connection therewith.

    Consistent with its philosophy, the Compensation Committee has heretofore established the base salary of the Chief Executive Officer at $350,000, which level has been maintained for several years, exclusive of payments by the Partnership. At the Company's 1994 Annual Meeting, the shareholders approved the Senior Executive Compensation Plan which provided that, commencing with fiscal 1994, the Company's Chief Executive Officer was to receive an annual cash incentive bonus equal to his bonus for fiscal 1993, subject to increase or decrease, as the case may be, in direct proportion to any increase or decrease in Adjusted NIDA per share (as defined) in the bonus year as compared to 1993. In April 1997, in light of the Company's performance Mr. Sevin agreed with the Compensation Committee that the Senior Executive Compensation Plan would not apply to 1997 and that his bonus for 1997, if any, would be at the discretion of the Compensation Committee. In light of the lack of improvement in the Company's performance in 1997, the Compensation Committee did not award a bonus to Mr. Sevin for that year.

    In reviewing Mr. Sevin's bonus, the Compensation Committee has considered the Company's financial performance on both a short-term and long-term basis, and other factors which reflect his performance including steps taken to position the Company for future growth, the accomplishment of specific tasks, and the introduction and implementation of programs and policies which are believed to promote long term stability and growth. It has also taken into account that the Company's growth in the past has been directly tied to the success of its acquisition program and that its future growth will depend on its ability to identify and successfully consummate acquisitions. The Compensation Committee believes that Mr. Sevin has been, and will continue to be, the single key person in the conceptualization and implementation of this acquisition program, having successfully completed 188 acquisitions from 1979 through 1997, including 11 acquisitions in 1997.

    In an attempt to recognize Mr. Sevin's potential to assist Star Gas in its own growth through acquisitions, as of October 1997 Star Gas Partners LP entered into an arrangement with Mr. Sevin pursuant to which he will receive compensation at the rate of $150,000 per annum plus potential incentives based upon performance. This arrangement will replace that part of the continuing reimbursement agreement between the Company and Star Gas which covers Mr. Sevin's services so as to more closely relate the amounts paid by Star Gas to the services rendered on its behalf by Mr. Sevin. The Compensation Committee intends to consider the amounts paid to Mr. Sevin by Star Gas in arriving at the bonus, if any, which Mr. Sevin will receive for 1998.

    In December 1997, the Company's Board of Directors approved a signing bonus of $450,000 for William G. Powers, in connection with his appointment as President and Chief Operating Officer. In general, during the year ended December 31, 1997 the Chief Executive Officer recommended the compensation for the other executive officers of the Company, subject to review and approval by the Compensation Committee. In establishing compensation for executive officers, the Chief Executive Officer takes into account their individual importance to the Company, the relative importance to the Company of their area of responsibility (including where applicable the contribution of areas managed by them to EBITDA and NIDA), and their individual performance. In the case of Messrs. Leibowitz, McCarthy and DePalma, the Company's Treasurer, Senior Vice President--Operations and Vice President and General Manager, Metropolitan New York Region, respectively, compensation arrangements were subject to the provisions of their respective employment contracts. See "Employment Contracts and Change of Control Arrangements" below.

    In 1995 the Company implemented an Executive Incentive Compensation Program ("EICP"), pursuant to which bonuses of participating officers and employees are calculated. Mr. Powers, as President and Chief Operating Officer, in consultation with the Chief Executive Officer and authorization by the Compensation Committee administers the operation of the EICP. The object of the EICP is to determine the bonus compensation of participating officers and employees based on a combination of the Company's performance and individual performance in as objective a manner as possible pursuant to a formula stated in the EICP. The formula for determining bonus compensation is adjusted for all participants to take into account whether the Company's actual EBITDA performance is better or worse than budgeted, and takes into account up to 15 individually-weighted targets set for each participant at the beginning of each plan year. In light of the extremely warm winter weather in the 1st quarter, all participants in the EICP have agreed to forego their bonuses for 1998.

    During the year ended December 31, 1997, no options were granted to executive officers to acquire shares of Class A Common Stock of the Company.

                                          Wolfgang Traber
                                          Phillip Ean Cohen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Wolfgang Traber and Phillip Ean Cohen, both of whom are directors of the Company, served as the members of the Compensation Committee during 1997. Messrs. Traber and Cohen have participated in certain real estate transactions with the Company and other related parties. See "Certain Transactions."

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    AGREEMENT WITH GEORGE LEIBOWITZ

    In November 1992, the Company entered into an employment agreement with Mr. Leibowitz. The agreement, as amended, had an indefinite term, and was terminable by either party on 30 days' notice. During the term of this agreement, Mr. Leibowitz received a base salary of $200,000, subject to discretionary increases and bonuses. Simultaneously with the execution of such employment agreement, the Company issued to Mr. Leibowitz an option to purchase 25,000 shares of the Company's Class A Common Stock at $11 per share. On June 30, 1993, the Company issued Mr. Leibowitz an identical option to purchase 25,000 shares of Class A Common Stock at $11 per share. 20% percent of the options become exercisable on each of the first five anniversary dates of the date of each grant. The Company has entered into a new employment agreement with Mr. Leibowitz, effective April 1, 1997, which terminates the prior employment agreement and provides (i) for an indefinite period of no less than one year of 1/2 time employment at an annual salary of $112,750 and (ii) payment of $18,750 per month for a period of 36 months.

    AGREEMENT WITH JUSTIN MCCARTHY

    In July 1995, the Company entered into an agreement with Mr. McCarthy which provides that if his employment is terminated before August 1, 1996 for any reason he will receive a severance payment of $350,000. If he is employed by the Company on August 1, 1996: (i) the Company will make 36 monthly payments aggregating $350,000 in addition to salary and bonus otherwise payable, and during such period, he will continue to receive certain benefits (or their cash equivalent) regardless whether he is employed by the Company, and (ii) commencing on such date (or such later date as his employment is terminated), he will receive monthly payments of $25,000 until such payments equal the balance in his Supplemental Retirement Account (the "Account"), which shall equal $175,000, $410,000, $645,000 and $1,000,000 if he is employed on August 1, 1996,
1997, 1998 and 1999, respectively; provided, that if he is employed until August 1, 1999 and his aggregate salary and bonuses for the prior three years exceed $1 million, the Account will be increased by the amount of such excess. Such payments shall continue for so long as he is recovering payments from the Account. Beginning August 1, 1996, for so long as he is employed, the Account will accrue 5% per annum simple interest. If a change in control (as defined) occurs after such monthly payments have commenced, the remaining balance of the Account will become payable promptly. If his employment is terminated prior to August 1, 1999 for any of the following reasons, he will receive a single payment of $1 million in addition to the payments described in clause (i) but in lieu of payments described in clause (ii) above: death, permanent disability, termination of employment for any reason within six months after a change in control or termination by the Company without cause (as defined). In consideration of the foregoing, he will not compete against the Company for the longer of two years after termination or the number of months he receives supplemental retirement payments.

    AGREEMENT WITH VINCENT DE PALMA

    In February 1996, the Company entered into an employment agreement with Mr. De Palma which provided for a base annual salary of $235,000, and an annual target bonus of 45%, subject to increase or decrease depending on the achievement of certain management objectives and the performance of the Company. Under the agreement Mr. De Palma's 1996 bonus was guaranteed for the full target percentage, prorated based on his employment tenure; and his 1997 bonus was guaranteed at a minimum of 80% of the target percentage. The employment agreement also provided for an incentive signing bonus of $35,000; reimbursement of relocation expenses; 15,000 options to purchase the Company's Class A Common Stock at $6.875 per share, the then market price, which are to vest 20% on each anniversary date of employment; and 25,000 shares of restricted Class A Common Stock, which are to vest at no cost to Mr. De Palma also at a rate of 20% on each anniversary date of employment.

                            STOCK PERFORMANCE GRAPH
                              CLASS A COMMON STOCK

    The graph below sets forth the cumulative total shareholder return (assuming a $100 investment and reinvestment of dividends) to the Company's Class A common shareholders (23,689,181 shares outstanding at December 31, 1997) from December 31, 1992 to December 31, 1997 as well as a overall stock market return (S&P 500 Index) and the Company's peer group return (S&P Utilities Index). The $100 investment in the Class A Common Stock has been assumed on December 31, 1992. The Class A stock price performance shown on the graph below is not necessarily indicative of future price performance.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG
Petroleum Heat and Power Co., Inc., S&P 500 Index, and S&P Utilities
Index
                                                                            Petroleum Heat and Power Co.,
                                                                                                     Inc.    S&P 500 Index
1992                                                                                                  100              100
1993                                                                                                   87              110
1994                                                                                                   98              112
1995                                                                                                   93              153
1996                                                                                                   93              188
1997                                                                                                   32              251

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG
Petroleum Heat and Power Co., Inc., S&P 500 Index, and S&P Utilities
Index

                                                                        S&P Utilities Index
1992                                                                                    100
1993                                                                                    114
1994                                                                                    104
1995                                                                                    148
1996                                                                                    153
1997                                                                                    190

                                 PROPOSAL NO. 2

                      APPOINTMENT OF INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG Peat Marwick LLP were the auditors for the Company for the year ended December 31, 1997. KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to Shareholder approval, the Board of Directors has appointed KPMG Peat Marwick LLP as the Company's Independent Auditors for the year 1998.

    Representatives of KPMG Peat Marwick LLP are expected to attend the 1998 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to Shareholder questions.

    The following proposal will be presented to the meeting:

    "Resolved that the appointment by the Board of Directors of the Firm of KPMG Peat Marwick LLP, Stamford Square, 3001 Summer Street, Stamford, CT 06905, as Independent Auditors for the year 1998 is hereby approved."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

    VOTE REQUIRED FOR APPROVAL

    Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish to vote in favor of or withhold authority to vote for one or more of the Company's nominees for director or to vote "for," "against" or "abstain" with respect to Proposal 2. Minnesota law and the Company's by-laws require the presence of a quorum for the annual meeting, defined as the presence of shareholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on a particular matter to be acted upon at the meeting. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker non-votes are not counted for quorum purposes. A broker non-vote is the failure of a broker to vote shares which are held of record by the broker on behalf of a client on a particular matter for lack of instructions from the client when such instructions are required by applicable rules and regulations.

    Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholder approval. Director nominees must receive a plurality of the votes cast at the meeting, which means that a broker non-vote or a vote withheld from a particular nominee or nominees will not affect the outcome of the meeting. Proposal 2 must be approved by a majority of the voting power of the shares voted on this matter. Abstentions and broker non-votes are not counted in determining the number of votes cast in connection with Proposal 2.

    ALL SHARES REPRESENTED BY DULY EXECUTED PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS UNLESS AUTHORITY TO VOTE FOR THE PROPOSED SLATE OF DIRECTORS OR ANY INDIVIDUAL DIRECTOR HAS BEEN WITHHELD. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors.

    WITH RESPECT TO PROPOSAL NO. 2 ALL SUCH SHARES WILL BE VOTED FOR OR AGAINST, OR NOT VOTED, AS SPECIFIED ON EACH PROXY. IF NO CHOICE IS INDICATED, A PROXY WILL BE VOTED FOR SUCH PROPOSAL.

VOTING SECURITIES

    Shareholders of record at the close of business on April 27, 1998 (the "Record Date"), will be eligible to vote at the meeting. The voting securities of the Company consist of its Class A Common Stock, $.10 par value, and Class C Common Stock, $.10 par value, of which 23,954,560 and 2,597,519 shares were outstanding on the Record Date, respectively. Each share of Class A Common Stock outstanding on the Record Date will be entitled to one vote and each share of Class C Common Stock outstanding on the record date will be entitled to 10 votes.

    Individual votes of Shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual Shareholder voting records is limited to the Independent Inspectors of Election and certain employees of the Company who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    From time to time the Shareholders of the Company may wish to submit proposals which they believe should be voted upon by the Shareholders. The Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than December 31, 1998 in order to be considered for inclusion in the Company's 1999 proxy materials.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

    The Board is not aware of any matters to come before the meeting other than Proposal No. 1 and 2 described above. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          AUDREY L. SEVIN
                                          Secretary

Stamford, CT
April 30, 1998

    THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 WHICH INCLUDES FINANCIAL STATEMENTS HAS BEEN MAILED TO SHAREHOLDERS. THE ANNUAL REPORT DOES NOT FORM PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                                    PROXY

                      PETROLEUM HEAT AND POWER CO., INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Irik P. Sevin and Audrey L. Sevin, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Class A Common Stock and Class C Common Stock of Petroleum Heat and Power Co., Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders to be held on June 3, 1998 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

NOMINEES: Paul Biddelman, Phillip Ean Cohen, Thomas J. Edelman, Stephen
          Russell, Audrey L. Sevin, Irik P. Sevin and Wolfgang Traber.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                                                                   SEE REVERSE
                                                                   SIDE

     Please mark your
X    votes as in this
     example using
     dark ink only



THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.

                   For all nominees           WITHHOLD AUTHORITY
                   (see other side)           to vote for all
                   (except as marked to       nominees
                   the contrary below)        (see other side)

1.      Election of Directors.  / /                    / /
(See Reverse Side)

2. Approval of appointment of KPMG Peat Marwick LLP as the Independent Auditors of the Corporation.

       FOR              ABSTAIN             AGAINST
       / /                / /                 / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

       / /                / /                 / /

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominees name in the space provided below:

------------------------------------------------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

(PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

_______________________  ______________________________  Date_____________ 1998
     Signature           Signature if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).